Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-161019, 333-153763, 333-129854, 333-76692, 333-76690, 333-76688, 333-41394 and 333-32854) and on Form S-3, as amended, (Nos. 333-48314 and 333-177495) of eGain Corporation of our report dated October 13, 2014, relating to the consolidated balance sheet of Exony Limited as of September 30, 2013 and September 30, 2012, and the related consolidated profit and loss account, statement of total recognized gains and losses, reconciliation of movements in shareholders’ funds and cash flow statement for the years ended September 30, 2013 and 2012, which appears in this Current Report on Form 8-K/A of eGain Corporation dated October 14, 2014.

/s/ Baker Tilly UK Audit LLP
Reading, United Kingdom

Baker Tilly UK Audit LLP were appointed on 1 April 2014 to fill the casual vacancy arising on the cessation of trade of Baker Tilly Audit Limited (formerly RSM Tenon Audit Limited).

October 14, 2014